Exhibit d(ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                       EXHIBIT A
                                        to the
                             Investment Advisory Contract

                               Wachovia Balanced Fund II

     For all services rendered by the Adviser hereunder, the above-named Portfolio of the Trust shall pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.70% of the average daily net assets of the Portfolio.

     The portion of the fees based upon the average daily net assets of the Portfolio shall be accrued daily at the annual rate of 0.70% applied to the daily net assets of the Portfolio.

      The advisory fee so accrued shall be paid to the Adviser daily.

      Witness the due execution hereof this 3rd day of March, 2000.



                              WACHOVIA BANK, N.A.


                              By:  /s/ Steven Reynolds
                                 --------------------------------------
                              Name:  Steven Reynolds
                              Title:  Chief Investment Officer




                              WACHOVIA VARIABLE INSURANCE FUNDS



                              By:  /s/ James E. Ostrowski
                                 --------------------------------------
                              Name:  James E. Ostrowski
                              Title:   Vice President